Exhibit 99.1

    Universal Technical Institute, Inc. Reports 30% Revenue Growth and 60%
           Net Income Improvement for First Quarter of Fiscal 2004

    PHOENIX, Feb. 11 /PRNewswire-FirstCall/ -- Universal Technical Institute, Inc. (NYSE: UTI) announced today financial results for the first quarter of fiscal year 2004, ended December 31, 2003.

    Operating Performance
    Revenues for the first quarter were $59.0 million, a 30.1% increase from $45.4 million for the same quarter last year. First quarter fiscal 2004 revenue increased 7.6% from $54.9 million for the fourth quarter of fiscal 2003. The primary drivers of the growth were higher average student enrollment and tuition increases.
    Income from operations for the first quarter was $14.0 million, compared with $8.2 million for the first quarter of fiscal 2003 and $9.3 million for the previous quarter. The increase primarily relates to growth in overall revenue combined with improved capacity utilization at existing campuses and continued development of the North Carolina NASCAR Technical Institute (NTI) campus, which opened in July 2002.
    Operating margin for the first quarter of fiscal 2004 was 23.7%, up from 18.2% for the same period last year and 16.9% for the three months ended September 30, 2003. The company's educational services and student services teams at all locations continued to improve operating efficiencies by leveraging the company's existing infrastructure. However, as campuses mature, the company anticipates the improvement will become more modest.
    Net income for the first quarter of fiscal 2004 was $7.5 million, or $0.30 per diluted share, a 60.4% increase from $4.7 million, or $0.18 per diluted share, for the same quarter in fiscal 2003. Net income increased 42.2% from $5.2 million, or $0.16 per diluted share, for the three months ended September 30, 2003.
    Kimberly McWaters, Universal Technical Institute, Inc.'s Chief Executive Officer and President, commented, "Several factors contributed to our strong first quarter performance. Revenues were bolstered by the rapid growth of our NTI location. The successful launch of NTI and its ongoing operation has established yet another competitive differentiation for our company. We are the exclusive provider of NASCAR technical training, preparing students for careers in the automotive industry. Additionally, revenues were driven by enrollment increases in all of our UTI and Motorcycle Mechanics Institute and Marine Mechanics Institute, (collectively, MMI) schools through the solid recruiting efforts of our dedicated field representatives and inbound telephone sales force as well as the high productivity of our campus operational teams."

    Balance Sheet
    At December 31, 2003, the company had $28.8 million in cash and cash equivalents, compared with $8.9 million at the end of fiscal 2003. On December 17, 2003, the company completed its initial public offering of common stock, raising net proceeds of approximately $59.2 million. From those proceeds, the company repaid the majority of its long-term debt, including a $31.5 million term loan outstanding with its primary lender. The remaining total debt balance of $0.2 million relates to capital leases on equipment which will expire over the next few years. In addition, all outstanding preferred stock was redeemed, exchanged or converted into common shares during December 2003.
    As a result of the offering, debt repayment and conversion of preferred stock, the company had shareholders' equity of $31.5 million at December 31, 2003, compared with a shareholders' deficit of $83.2 million at September 30, 2003. Cash flow provided from operations was $21.2 million for the first quarter of fiscal 2004, compared with $13.2 million generated for the same quarter last year.
    Concurrent with the company's initial public offering, the company granted employees options to purchase approximately 1.5 million shares of commons stock. McWaters said, "We were able to reward all employees with stock options, which I expect will continue to drive ownership spirit throughout our company, enhance retention and further align the interests of our shareholders and employees."

    Student Enrollment Data
    Average undergraduate enrollment for the three months ended December 31, 2003 was 12,856 students, representing an increase of 24.6% from 10,319 students for the same period a year ago. As a comparison, average undergraduate enrollment grew 11.0% from 11,582 students for the fourth quarter of fiscal 2003.
    Undergraduate enrollment at the end of the first quarter of fiscal 2004 was 12,282 students, compared with 9,670 students at the end of the first quarter a year ago and 12,560 students at the end of the fourth quarter of fiscal 2003. Compared with the level at the end of the previous quarter, undergraduate enrollment reflected a modest decline due to scheduled leaves of absence during the holiday break.

    Business Outlook
    The following statements are based on Universal Technical Institute, Inc.'s current expectations. These statements are forward-looking, and actual results may differ materially as a result of factors more specifically referenced below.
    Based on the current market environment, the company expects revenue growth in the 26% to 29% range for the second quarter as compared to the same quarter last year. This is consistent with the company's internal growth plans. In light of the company's strong first quarter performance, the company is targeting net revenue growth of approximately 26% for the fiscal year ended September 30, 2004. This target is slightly higher than the company's previous guidance. The company also expects improvement in net income margin as a result of lower interest expense related to the repayment of long-term debt. The company is targeting net income growth of 100 basis points for the fiscal year ended September 30, 2004. Future year improvements will be more modest and in-line with guidance that is described below.
    Looking further ahead, the company expects to sustain revenue growth over the next two years in the 20% to 25% range. The company anticipates this growth will come from three primary sources:

     -- Increased enrollment growth in the mid to high teens per year; -- Program extension and new elective growth; and -- Tuition increases of approximately 3% to 5% per year.

    Jennifer Haslip, Universal Technical Institute, Inc.'s Chief Financial Officer, said, "Several of our existing UTI and MMI schools are beginning to reach capacity as we continue to see strong demand for our technical training programs from both industry customers and students alike. In response to this need, we currently plan to add at least one location per year for the next two years, each of which can ultimately accommodate approximately 2,000 students. We believe that cash flows generated by our existing schools will be sufficient to finance these planned expansions."
    The company has typically experienced seasonality during the year. Historically, the company has experienced its highest revenue during the fourth quarter of the fiscal year. During the first quarter, the student population typically reaches its highest point. School is not in session during the one-week holiday break which occurs in December. As a result, first quarter revenue does not correlate to the peak in student population. Operating income typically is the lowest during the third fiscal quarter, ending in June, due to a lower population of students. The company's costs do not vary significantly with changes in student population. The company expects quarterly fluctuations in operating results to continue as a result of seasonal enrollment patterns. Such patterns may change, however as a result of new school openings, new program introductions and increased enrollments of adult students.
    The company expects to improve operating margins over the next several years in excess of 20 basis points annually. The improvement is expected to be driven by efficient capacity utilization combined with constant attention to cost controls. As new locations are added, the rate of margin improvement may slow or there may be slight margin compression. In the event that two campuses are opened within a twelve month period, margins may be lower for several quarters as the new locations grow their student populations.
    "We have a sound and prudent strategic plan that we are executing to promote our long-term success. Our key growth objectives are to open new campuses, increase sales and marketing efforts, expand course offerings, establish new industry partnerships and selectively evaluate potential acquisitions. We are committed to further strengthening our market leadership position as the largest provider of higher education, serving the automotive, diesel, motorcycle and marine industries," concluded McWaters.

    Conference Call
    Management of Universal Technical Institute, Inc. will hold a conference call to discuss its first quarter fiscal 2004 results today at 3:00 p.m. Mountain (5:00 p.m. Eastern). Investors are invited to listen to the call live at www.uticorp.com . Please access the web site at least 15 minutes early to register, download and install any necessary audio software.

    About Universal Technical Institute
    Universal Technical Institute, Inc. is one of the nation's leading providers of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at seven campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com .

    Statements in this press release concerning the future business, operating results and financial condition of the company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company's actual results include changes to federal and state educational funding, construction delays for new campuses, possible failure or inability to obtain regulatory consents and certifications for new campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company's recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company's financial results or condition may be found in the company's filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.



               UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                   Three Months Ended
                                                      December 31,
                                                 2002              2003
    (In thousands, except per share amounts)
      Net Revenues                             $45,374           $59,043

    Operating expenses:
      Educational services and facilities       20,880            25,602
      Selling, general and administrative       16,254            19,426
        Total operating expenses                37,134            45,028
    Income from operations                       8,240            14,015

    Other expense (income):
      Interest income                             (119)              (25)
      Interest expense                           1,211               815
      Other expense                                 --               752
        Total other expense                      1,092             1,542
    Income from continuing operations
     and before income taxes                     7,148            12,473
    Income tax expense                           2,502             5,020
    Net income                                   4,646             7,453
    Preferred stock dividends                    1,145               776
    Net income available to common
     shareholders                               $3,501           $ 6,677

    Earnings per share:
    Net income per share - basic                 $0.26             $0.43
    Net income per share - diluted               $0.18             $0.30

    Weighted average number of common
     shares outstanding:
    Basic                                       13,402            15,439
    Diluted                                     24,915            25,042

    Other Data:
    Depreciation and amortization
     (in thousands)                             $1,506            $2,095
    Number of campuses                               7                 7
    Average undergraduate enrollments           10,319            12,856


                                                For the Period Ended
                                      September 30, 2003   December 31, 2003
    Balance Sheet Data
     (in thousands):
    Cash and cash
     equivalents                      $       8,925         $     28,799
    Current assets                    $      31,819         $     47,175
    Working capital                   $     (29,240)        $    (13,038)
    Total assets                      $      84,099         $     99,054
    Total long-term
     debt                             $      28,014         $         11
    Total debt                        $      31,874         $        244
    Redeemable convertible
     preferred stock                  $      47,161         $         --
    Total shareholders'
     equity (deficit)                 $     (83,152)        $     31,477


SOURCE  Universal Technical Institute, Inc.
    -0-                             02/11/2004
    /CONTACT: Jennifer Haslip, Senior Vice President and CFO of Universal Technical Institute, Inc., +1-623-445-9402; or Linda Chien, General Information, +1-310-407-6547, or Jill Fukuhara, Senior Investor/Analyst Information, +1-310-407-6539, both of Financial Relations Board, for Universal Technical Institute, Inc./
    /Web site:  http://www.uticorp.com /
    (UTI)

CO:  Universal Technical Institute, Inc.
ST:  Arizona
IN:  CPR EDU PUB STW FIN
SU:  ERN CCA MAV ERP